UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2021

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TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-37839	20-1590775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8501 N. Scottsdale Rd, Gainey Center II, Suite 100

Scottsdale, Arizona 85253

(Address of Principal Executive Offices) (Zip Code)

(480) 305-8910

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TPIC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

            On June 30, 2021, TPI Composites, Inc. (the Company) announced the appointment of Jerry Lavine as President, Transportation, effective June 30, 2021, reporting to the Chief Executive Officer. Mr. Lavine will oversee the Company’s transportation business.

            Mr. Lavine, age 52, has served as a consultant to new entrant automotive manufacturers and other automotive industry participants since January 2021. Prior to his role as a consultant, Mr. Lavine served as the Chief Technology Officer and President North America of Bordrin New Energy Vehicle Corporation from November 2017 to January 2021. Mr. Lavine served as Vice President, Product Development of Magna International Inc. from September 2016 to November 2017, and Executive Vice President, Chief Program Officer of Dura Automotive Systems from June 2014 to September 2016. Mr. Lavine also served in senior engineering and technical roles at Ford Motor Company for over 15 years. Mr. Lavine holds a Master of Science degree in Management and Engineering – System Design and Management from Massachusetts Institute of Technology, a Master of Engineering degree in Mechanical Engineering – Mechanical Analysis and Design from Cornell University, and a Bachelor of Science degree in Mechanical Engineering from State University of New York at Binghamton.

            Mr. Lavine will be entitled to an annual base salary of $425,000 (subject to periodic increases at the Company's discretion) and the opportunity to participate in the Company's annual cash incentive bonus program beginning in 2022, with a target bonus percentage of 65% of his annual base salary. Mr. Lavine also will be entitled to receive a one-time bonus of up to $250,000 if the Company’s transportation business achieves certain agreed upon performance milestones in 2021 and 2022. In addition, Mr. Lavine will be entitled to receive a performance-based restricted stock unit award with a total value of $750,000 that will vest in full assuming that certain to-be-agreed upon performance milestones relating to the Company’s transportation business are achieved. Mr. Lavine will be eligible to participate in the Company's standard employee benefit programs and will be entitled to benefits consistent with those provided to other senior executives of the Company and any other benefits that the Company may, in its sole discretion, elect to grant to him from time to time.

            In the event of the termination of Mr. Lavine’s employment by the Company "without cause" or for "good reason" (each as defined in Mr. Lavine's employment agreement) and not involving a change of control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Lavine will receive cash severance equal to 6 months' salary continuation, and up to 6 monthly cash payments equal to the Company's monthly contribution for Mr. Lavine's health insurance.

            In the event Mr. Lavine is terminated by the Company "without cause" or "for good reason", within 12 months following a change in control of the Company, subject to the delivery of a fully effective release of claims and continued compliance with applicable restrictive covenants, Mr. Lavine will not be entitled to the severance benefits described above, but will instead be entitled to the following: (i) a lump sum cash severance payment equal to 100% of his base salary and 100% of his annual target bonus, (ii) up to 12 monthly cash payments equal to the Company's monthly contribution for Mr. Lavine’s health insurance, (iii) for all outstanding and unvested equity awards of the Company subject to time-based vesting held by Mr. Lavine, full accelerated vesting of such awards, with a post-termination exercise period, if applicable, of one year and (iv) for all outstanding and unvested equity awards of the Company subject to performance-based vesting held by Mr. Lavine fully accelerated vesting of such awards to the extent provided in the underlying award agreement.

            There are no arrangements or understandings between Mr. Lavine and any other persons pursuant to which he was appointed as President, Transportation and no family relationships among any of the Company's directors or executive officers and Mr. Lavine. Mr. Lavine has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

            On June 30, 2021, the Company issued a press release regarding Mr. Lavine’s appointment, which is included as Exhibit 99.1 to this Form 8-K. The information in Exhibit 99.1 is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1      Press Release of TPI Composites, Inc, dated June 30, 2021
104       Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPI Composites, Inc.

Date: June 30, 2021	By:	/s/ Bryan Schumaker
Bryan Schumaker
Chief Financial Officer